EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 22, 2009

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES EARNINGS FOR
FIRST QUARTER 2009 AND DECLARES CASH DIVIDEND

Company is Very Well-Capitalized, with Strong Liquidity,
Excellent Core Deposit Base

TACOMA, Washington---Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders of $419,000 for the first quarter ended March 31, 2009  compared to $11.0 million for the same quarter of 2008.  On a diluted per common share basis, net income for the quarter was $0.02, a decline from $0.61 in 2008.  Columbia paid $1.1 million in preferred stock dividends, compared to $470,000 in the fourth quarter, 2008, attributed to our participation in the U.S. Treasury’s Capital Purchase Program, completed November 21, 2008.  These results also reflect an elevated provision for loan losses of $11.0 million, primarily due to the continued deterioration of the Pacific Northwest economic environment and the resulting impact on Columbia’s portfolio of real estate-related construction loans.

“We achieved a profitable first quarter despite the rapidly deteriorating economy and its ensuing challenges,” said Melanie Dressel, President and Chief Executive Officer.  “Reflecting our continued concern about this general decline and its impact on credit quality, we placed an additional $11 million in our provision for loan losses during the quarter. We continue to focus on our core strategies, expense control and our long-standing business model, which have served us well and, we believe, strongly position us for the future.”

Ms. Dressel commented, “We remain very well capitalized, with a total risk-based capital ratio of 14.47% at March 31, 2009, enhancing our ability to lend and increasing our flexibility to pursue strategic opportunities which may arise due to the inevitable market disruptions resulting from the challenging economy.  Our liquidity ratio remains strong as well at 35%, which translates into over $1 billion of available funding for the general operation of our bank and to meet the needs of our customers. Our core deposits, which result from the strong relationships we have built with our customers, represent a healthy 80% of our total deposits.”

 “While economic challenges persist, we have avoided concentration of risk in any one segment due to our diversified loan portfolio,” Ms. Dressel noted. “Over 37% of our loans are commercial business loans, only 11% are real estate construction-related, and less than 9% of our loans are in the for-sale housing segment.  Nonperforming assets to total assets ended the quarter at 3.99%.  Until the economy stabilizes, we anticipate our annual provision for loan losses and net charge-offs to remain elevated.”

Revenue (net interest income plus noninterest income) was $34.9 million for the first quarter of 2009, down 14% from $40.5 million one year ago. The decrease was primarily due to lower interest earned on our loan portfolio due to the decline in interest rates during the 4th quarter of 2008.   Return on average assets and return on average common equity for the quarter was 0.20% and 0.49%, respectively, compared to 1.39% and 12.60%, respectively, for the same period in 2008.

At March 31, 2009, Columbia’s total assets were $3.05 billion compared to $3.10 billion at December 31, 2008.  Total loans were $2.19 billion at March 31, 2009, down 2% from December 31, 2008, and total securities increased $15.4 million to $556.0 million at March 31, 2009. Total deposits decreased 2% from December 31, 2008, ending at $2.34 billion at the end of the first quarter, 2009.  Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $1.87 billion at March 31, 2009, comprising 80.0% of total deposits, up slightly from first quarter, 2008.  Ms. Dressel commented, “We are actively managing our loan and deposit portfolios, which have declined as we reposition the loan portfolio to further manage risk and maintain diligence around our deposit pricing.”

Operating Results

Quarter ended March 31, 2009

Net Interest Income

Net interest income for the first quarter of 2009 was $27.9 million, a decrease of 8% from $30.3 million for the same quarter in 2008, primarily due to a decrease in earning assets from the prior year. Columbia’s net interest margin decreased to 4.26% in the first quarter of 2009, from 4.38% for the same quarter last year. The net interest margin was negatively impacted by interest reversals for the first quarter ended March 31, 2009 related to nonaccrual loans totaling $625,000.  Excluding the impact of interest reversals, net interest margin for the quarter would have been 4.35%.

Average interest-earning assets were $2.77 billion during the quarter, a decrease of 4.5% compared with $2.91 billion during the same quarter of 2008.   The yield on average interest-earning assets decreased 144 basis points (a basis point equals 1/100 of 1%) to 5.45% during the quarter compared with 6.89% during the same quarter of 2008.  During the same period, average interest-bearing liabilities decreased to $2.14 billion, or 9%, from $2.34 billion in 2008. The cost of average interest-bearing liabilities decreased 157 basis points to 1.54% during the quarter, from 3.11% in the same quarter of 2008.

Noninterest Income

Noninterest income was $7.0 million, down from the first quarter of last year, which included a one-time redemption of Visa and MasterCard shares and a net gain on the sale of investment securities in the amount of $2.0 million and $882,000 respectively.  After removing these nonrecurring items, noninterest income declined 5%, primarily due to a reduction in merchant services fees and other noninterest income. Service charges and other fees were $3.6 million for the quarter, a 1% increase from one year ago.

Noninterest Expense

Total noninterest expense for the first quarter was $23.2 million, a decrease of 2% from $23.6 million for the same quarter in 2008.   Decreases of 12% in compensation and employees benefits, and 7% in occupancy expenses, were significantly offset by increases in legal and professional fees, and FDIC regulatory premium expenses which have more than doubled.  Columbia’s efficiency ratio was 63.59% for the first quarter of 2009, compared to 62.36% for the first quarter of 2008.  Despite our success in managing expenses, the efficiency ratio increased as a result of lower net interest income due to interest rate reductions during the second half of 2008.

Nonperforming Assets and Loan Loss Provision

As of March 31, 2009, non-performing assets were $121.7 million, compared to $15.0 million at March 31, 2008 and $109.6 million at December 31, 2008.   Residential construction loans continue to be the primary driver of nonperforming assets, representing $70.3 million, or 58%, of nonperforming assets.  Commercial real estate loans account for another $36.9 million, or 30% of non-performing loans. These commercial real estate non-performing assets are primarily centered in condominium development loans of approximately $14.9 million and two retail development loans of approximately $14.9 million.  The increase in the Commercial Real Estate category reflects the continued weakness in the for-sale housing industry, as $5.2 million of the $5.5 million increase in this category was related to a condominium project located along the Oregon coast.

In the residential construction segment, there was a modest reduction in non-performing assets of $2.2 million.  For the quarter, the Company received $4.3 million in payments, transferred $1.7 million to OREO, returned approximately $745,000 to accrual status and had net charge-offs of $6.3 million.  Approximately $3.0 million of these net charge-offs were related to credits where the bank had previously written down the loan amount; however, due to continued declines in residential real estate values, we continue to take the prudent step of marking these assets down as we receive updated information concerning the various projects we have financed.  This decline in value reflects the market dynamics in the Pacific Northwest, which saw a significant decline in housing values toward the end of 2008 and during the first part of 2009.  Prior to December and January, declines in housing values had been modest, ranging from 0.5% to 1.5% per month.  This accelerated to 2.5% in December, 2008 and to 3.5% for the month of January, 2009.  Given this trend, we reevaluated several non-performing loans and took appropriate action based upon the updated market information.  As the market conditions change over the course of 2009, we will continually reevaluate our non-performing assets to ensure they are appropriately valued.

For the first quarter, Columbia continued to be successful in reducing its exposure to construction related assets, which declined $39.8 million from December 31, 2008.  Construction related assets now account for approximately 11.5% of the loan portfolio, down from a peak of 19.3% as of June 30, 2008.  This represents a $187.8 million reduction in construction related assets in the past nine months, demonstrating management’s resolve to reduce Columbia’s exposure in this segment of the portfolio.

For the quarter ended March 31, 2009, net loan charge-offs were approximately $9.5 million compared to $761,000 for the same period a year ago, and $6.3 million during the fourth quarter of 2008.  Charge-offs outside of the residential construction portfolio was centered in the commercial business portfolio and was primarily related to one credit with a net charge-off of approximately $2.3 million.  This credit is housing related, as the loan was secured by an assignment of a deed of trust on a housing related development.  Within the commercial business portfolio, we have extended approximately $12.0 million in commitments as of March 31, 2009 to finance companies which have in turn financed residential related developments.  Of this amount, approximately $7.4 million is associated with the credit in which we took the $2.3 million net charge-off during the first quarter.

Organizational Update
Ms. Dressel said, “We continue to execute on our efficiency initiatives, which are designed to reduce current expense while maintaining our level of customer service and our competitive position when the economy rebounds.  During the first quarter, we consolidated three branches, primarily due to their proximity to our other locations.  We are pleased with the progress of our Tillamook office, which opened during the fourth quarter of 2008.   Our long standing strategy continues to focus on improving efficiencies without jeopardizing the strength of our customer relationships, which are the foundation of our bank.  We are confident that our healthy core deposits, the diversity of our loan and deposit portfolios and our relationships with our customers, employees and communities will result in long-term benefits for our shareholders.”

Cash Dividend Announcement
The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, down from $0.04 per common share in the previous quarter.  The cash dividend will be paid on May 20, 2009 to shareholders of record as of the close of business on May 6, 2009.

William T. Weyerhaeuser, Chairman of the Board, commented, “We reviewed our dividend in light of our current market valuation, our dividend yield, payout ratio and our desire to conserve capital during this challenging economy.  This dividend decision is difficult, but prudent, as we deal with this uncertain economic cycle.  We hope to return to higher dividend levels as more normalized market conditions resume, subject, of course, to regulatory restrictions.  We believe this action is in the best long-term interest of our shareholders.”

Conference Call

Columbia Banking System management will discuss the company’s first quarter 2009 results on a conference call scheduled for Thursday, April 23, 2009 at 1:00 p.m. PST (4:00 p.m. EDT).     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #94453464.

A conference call replay will be available from approximately 4:00 p.m. PDT on
April 23, 2009 through midnight PDT on Thursday, April 30, 2009.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 94453464.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was selected by Washington CEO magazine as one of 2008’s “Washington’s Best 100 Companies to Work For”. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 50 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

# # #
Note Regarding Forward-Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy.  The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements.   Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
(in thousands except per share)	2009		2008
Earnings
Net interest income	$27,903		$30,327
Provision for loan and lease losses	$11,000		$2,076
Noninterest income	$6,974		$10,157
Noninterest expense	$23,181		$23,554
Net income	$1,512		$10,977
Net income applicable to common shareholders	$419		$10,977
Per Common Share
Net income (basic)	$0.02		$0.61
Net income (diluted)	$0.02		$0.61
Averages
Total assets	$3,057,861		$3,186,013
Interest-earning assets	$2,774,259		$2,906,172
Loans	$2,217,908		$2,304,588
Securities	$543,403		$582,056
Deposits	$2,324,853		$2,455,190
Core deposits	$1,867,001		$1,932,813
Interest-bearing deposits	$1,869,155		$2,004,095
Interest-bearing liabilities	$2,135,045		$2,338,159
Noninterest-bearing deposits	$455,698		$451,095
Shareholders' equity	$419,752		$350,271
Financial Ratios
Return on average assets	0.20%		1.39%
Return on average common equity	0.49%		12.60%
Return on average tangible common equity(1)	1.14%		18.33%
Average equity to average assets	13.73%		10.99%
Net interest margin	4.26%		4.38%
Efficiency ratio (tax equivalent)(2)	63.59%		62.36%

	March 31,				December 31,
	2009		2008		2008
Period end
Total assets	$3,045,757		$3,246,586		$3,097,079
Loans	$2,185,755		$2,300,465		$2,232,332
Allowance for loan and lease losses	$44,249		$27,914		$42,747
Securities	$555,974		$598,470		$540,525
Deposits	$2,344,406		$2,526,514		$2,382,151
Core deposits	$1,873,626		$1,997,975		$1,941,047
Shareholders' equity	$415,717		$351,667		$415,385
Book value per common share	$18.73		$19.45		$18.82
Tangible book value per common share	$13.19		$13.77		$13.23
Nonperforming assets
Nonaccrual loans	$109,292		$14,368		$106,163
Restructured loans	8,048		468		587
Other personal property owned	- -		187		- -
Other real estate owned	4,312		- -		2,874
Total nonperforming assets	$121,652		$15,023		$109,624
Nonperforming loans to period-end loans	5.37%		0.64%		4.78%
Nonperforming assets to period-end assets	3.99%		0.46%		3.54%
Allowance for loan and lease losses to period-end loans	2.02%		1.21%		1.91%
Allowance for loan and lease losses to nonperforming loans	37.71%		188.15%		40.04%
Allowance for loan and lease losses to nonperforming assets	36.37%		185.81%		38.99%
Net loan charge-offs	$9,498	(3)	$761	(4)	$25,028	(5)

(1) Annualized net income, excluding core deposit intangible asset amortization and preferred dividends divided by average daily shareholders' equity, excluding average goodwill and average core deposit intangible asset.
(2) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost of operation of other real estate, proceeds from redemption of Visa and Mastercard shares and reversal of previously accrued Visa litigation expense.
(3) For the three months ended March 31, 2009.
(4) For the three months ended March 31, 2008.
(5) For the twelve months ended December 31, 2008.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,
(in thousands)	2009		2008
Loan Portfolio Composition
Commercial business	$812,557	37.2%	$780,177	33.9%
Real Estate:
One-to-four family residential	54,831	2.5%	62,733	2.7%
Five or more family residential and commercial	861,531	39.4%	843,148	36.7%
Total Real Estate	916,362	41.9%	905,881	39.4%
Real Estate Construction:
One-to-four family residential	186,307	8.5%	282,797	12.3%
Five or more family residential and commercial	64,712	3.0%	155,362	6.8%
Total Real Estate Construction	251,019	11.5%	438,159	19.1%
Consumer	209,882	9.6%	180,016	7.8%
Subtotal loans	2,189,820	100.2%	2,304,233	100.2%
Less: Deferred loan fees	(4,065)	-0.2%	(3,768)	-0.2%
Total loans	$2,185,755	100.0%	$2,300,465	100.0%
Loans held for sale	$3,747		$5,944

	March 31,
	2009		2008
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$474,736	20.2%	$508,955	20.1%
Interest bearing demand	454,723	19.4%	471,980	18.7%
Money market	528,990	22.6%	584,834	23.1%
Savings	133,517	5.7%	116,486	4.6%
Certificates of deposit less than $100,000	281,660	12.0%	315,720	12.5%
Total core deposits	1,873,626	79.9%	1,997,975	79.1%
Certificates of deposit greater than $100,000	314,721	13.4%	411,491	16.3%
Wholesale certificates of deposit (CDARS®)	95,817	4.1%	- -	0.0%
Wholesale certificates of deposit	60,242	2.6%	117,048	4.6%
Total deposits	$2,344,406	100.0%	$2,526,514	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(in thousands except per share)	2009	2008	2008	2008	2008
Earnings
Net interest income	$27,903	$29,319	$29,593	$30,274	$30,327
Provision for loan and lease losses	$11,000	$13,250	$10,500	$15,350	$2,076
Noninterest income	$6,974	$6,334	$(10,946)	$9,305	$10,157
Noninterest expense	$23,181	$21,813	$23,391	$23,367	$23,554
Net income (loss)	$1,512	$1,814	$(8,759)	$1,936	$10,977
Net income (loss) applicable to common shareholders	$419	$1,344	$(8,759)	$1,936	$10,977
Per Common Share
Net income (loss) (basic)	$0.02	$0.07	$(0.49)	$0.11	$0.61
Net income (loss) (diluted)	$0.02	$0.07	$(0.49)	$0.11	$0.61
Averages
Total assets	$3,057,861	$3,061,867	$3,106,556	$3,182,877	$3,186,013
Interest-earning assets	$2,774,259	$2,767,854	$2,830,894	$2,902,449	$2,906,172
Loans	$2,217,908	$2,214,918	$2,241,574	$2,297,661	$2,304,588
Securities	$543,403	$535,763	$558,990	$584,780	$582,056
Deposits	$2,324,853	$2,297,422	$2,365,222	$2,413,225	$2,455,190
Core deposits	$1,867,001	$1,865,402	$1,925,780	$1,923,973	$1,932,813
Interest-bearing deposits	$1,869,155	$1,837,166	$1,896,767	$1,950,123	$2,004,095
Interest-bearing liabilities	$2,135,045	$2,193,437	$2,259,655	$2,319,556	$2,338,159
Noninterest-bearing deposits	$455,698	$460,257	$468,455	$463,102	$451,095
Shareholders' equity	$419,752	$368,184	$344,158	$354,895	$350,271
Financial Ratios
Return on average assets	0.20%	0.24%	-1.12%	0.24%	1.39%
Return on average common equity	0.49%	1.60%	-10.10%	2.19%	12.60%
Return on average tangible common equity	1.14%	2.75%	-13.89%	3.56%	18.33%
Average equity to average assets	13.73%	12.02%	11.08%	11.15%	10.99%
Net interest margin	4.26%	4.39%	4.34%	4.39%	4.38%
Efficiency ratio (tax equivalent)	63.59%	57.62%	60.34%	59.31%	62.36%
Period end
Total assets	$3,045,757	$3,097,079	$3,104,980	$3,169,607	$3,246,586
Loans	$2,185,755	$2,232,332	$2,216,133	$2,275,719	$2,300,465
Allowance for loan and lease losses	$44,249	$42,747	$35,814	$41,724	$27,914
Securities	$555,974	$540,525	$551,062	$549,755	$598,470
Deposits	$2,344,406	$2,382,151	$2,355,821	$2,398,924	$2,526,514
Core deposits	$1,873,626	$1,941,047	$1,944,779	$1,933,256	$1,997,975
Shareholders' equity	$415,717	$415,385	$336,435	$344,270	$351,667
Book value per common share	$18.73	$18.82	$18.54	$19.01	$19.45
Tangible book value per common share	$13.19	$13.23	$12.94	$13.35	$13.77
Nonperforming assets
Nonaccrual loans	$109,292	$106,163	$76,164	$71,730	$14,368
Restructured loans	8,048	587	746	540	468
Other personal property owned	- -	- -	- -	- -	187
Other real estate owned	4,312	2,874	1,288	- -	- -
Total nonperforming assets	$121,652	$109,624	$78,198	$72,270	$15,023
Nonperforming loans to period-end loans	5.37%	4.78%	3.47%	3.18%	0.64%
Nonperforming assets to period-end assets	3.99%	3.54%	2.52%	2.28%	0.46%
Allowance for loan and lease losses to period-end loans	2.02%	1.91%	1.62%	1.83%	1.21%
Allowance for loan and lease losses to nonperforming loans	37.71%	40.04%	46.57%	57.73%	188.15%
Allowance for loan and lease losses to nonperforming assets	36.37%	38.99%	45.80%	57.73%	185.81%
Net loan charge-offs	$9,498	$6,317	$16,410	$1,540	$761

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
(Unaudited)	March 31,
(in thousands except per share)	2009	2008
Interest Income
Loans	$29,801	$41,303
Taxable securities	4,208	4,980
Tax-exempt securities	2,013	2,001
Federal funds sold and deposits in banks	7	149
Total interest income	36,029	48,433
Interest Expense
Deposits	6,892	14,835
Federal Home Loan Bank and Federal Reserve Bank borrowings	765	2,582
Long-term obligations	351	487
Other borrowings	118	202
Total interest expense	8,126	18,106
Net Interest Income	27,903	30,327
Provision for loan and lease losses	11,000	2,076
Net interest income after provision for loan and lease losses	16,903	28,251
Noninterest Income
Service charges and other fees	3,614	3,568
Merchant services fees	1,770	1,916
Redemption of Visa and Mastercard shares	- -	1,962
Gain on sale of investment securities, net	- -	882
Bank owned life insurance ("BOLI")	501	505
Other	1,089	1,324
Total noninterest income	6,974	10,157
Noninterest Expense
Compensation and employee benefits	11,852	13,396
Occupancy	3,045	3,259
Merchant processing	814	866
Advertising and promotion	692	581
Data processing	961	815
Legal and professional fees	967	(51)
Taxes, licenses and fees	796	751
Regulatory premiums	1,007	502
Net cost of operation of other real estate	47	(23)
Other	3,000	3,458
Total noninterest expense	23,181	23,554
Income before income taxes	696	14,854
Provision (benefit) for income taxes	(816)	3,877
Net Income	$1,512	$10,977
Net Income Applicable to Common Shareholders (1)	$419	$10,977
Earnings per common share
Basic	$0.02	$0.61
Diluted	$0.02	$0.61
Dividends paid per common share	$0.04	$0.17
Weighted average number of common shares outstanding	17,980	17,850
Weighted average number of diluted common shares outstanding	17,987	17,978

(1) For 2009, net income less preferred dividends ($961) and amortization of preferred stock discount ($132)

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			March 31,	December 31,
(in thousands)			2009	2008
ASSETS
Cash and due from banks			$61,201	$84,787
Interest-earning deposits with banks			317	3,943
Total cash and cash equivalents			61,518	88,730
Securities available for sale at fair value (amortized cost of $538,835 and $525,110, respectively)			544,367	528,918
Federal Home Loan Bank stock at cost			11,607	11,607
Loans held for sale			3,747	1,964
Loans, net of deferred loan fees of ($4,065) and ($4,033), respectively			2,185,755	2,232,332
Less: allowance for loan and lease losses			44,249	42,747
Loans, net			2,141,506	2,189,585
Interest receivable			11,388	11,646
Premises and equipment, net			61,123	61,139
Other real estate owned			4,312	2,874
Goodwill			95,519	95,519
Core deposit intangible, net			5,638	5,908
Other assets			105,032	99,189
Total Assets			$3,045,757	$3,097,079
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$474,736	$466,078
Interest-bearing			1,869,670	1,916,073
Total deposits			2,344,406	2,382,151
Federal Home Loan Bank and Federal Reserve Bank borrowings			183,000	200,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			275	201
Long-term subordinated debt			25,620	25,603
Other liabilities			51,739	48,739
Total liabilities			2,630,040	2,681,694
Commitments and contingent liabilities
	March 31,	December 31,
	2009	2008
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	73,875	73,743
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	18,254	18,151	233,704	233,192
Retained earnings			102,753	103,061
Accumulated other comprehensive income			5,385	5,389
Total shareholders' equity			415,717	415,385
Total Liabilities and Shareholders' Equity			$3,045,757	$3,097,079